EXHIBIT 10.42
TENTH AMENDMENT TO CREDIT AGREEMENT
This Tenth Amendment to Credit Agreement (this “Tenth Amendment”) is made as of this 20th day of December, 2012 by and among:
THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party hereto;
the BORROWERS party hereto;
the GUARANTORS party hereto;
the LENDERS party hereto; and
WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, and Swing Line Lender.

W I T N E S S E T H:
WHEREAS, reference is made to that certain Credit Agreement (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) dated as of July 31, 2008 by and among (i) the Borrowers, (ii) the Guarantors, (iii) the Lenders, and (iv) Wells Fargo Bank, National Association (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, and Swing Line Lender; and
WHEREAS, the Loan Parties, the Agents and the Lenders have agreed to amend certain terms and conditions of the Credit Agreement as set forth herein.
NOW, THEREFORE, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:

(a)	The definition of “Borrowing Base” is deleted in its entirety and replaced with the following:
“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)	the face amount of Eligible Credit Card Receivables multiplied by ninety percent (90%);
plus

(b)
the retail value, or, upon the completion by the Lead Borrower of its transition from the retail method of accounting to the Cost method of accounting, the Cost, as applicable, of Eligible Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible Inventory;

plus

(c)
the retail value, or, upon the completion by the Lead Borrower of its transition from the retail method of accounting to the Cost method of accounting, the Cost, as applicable, of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NRLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (c) exceed 10% of the Revolving Credit Ceiling then in effect at such time;

plus

(d)
with respect to any Eligible Letter of Credit, the Cost of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, multiplied by the lesser of (i) 85% of the NRLV of the Inventory supported by such Eligible Letter of Credit, and (ii) eighty five percent (85%);

plus

(e)	the lesser of (i) FMV of Eligible Real Estate, net of Realty Reserves, multiplied by fifty percent (50%) and (ii) $15,000,000.00;
minus
(f)    the then amount of all Availability Reserves.

(b)	The definition of “Debt Service Charges” is deleted in its entirety and replaced with the following:
“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

(c)	The definition of “Payment Conditions” is deleted in its entirety and replaced with the following:
“Payment Conditions” means, at the time of determination with respect to any transaction or payment to which the Payment Conditions applies, that (a) no Default or Event of Default has occurred and is continuing or would arise as a result of such transaction or payment, and (b) at least five (5) days prior to the consummation of such transaction or the making of such payment, the Lead

Borrower shall have provided to the Administrative Agent a certificate signed by a Responsible Officer of the Lead Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that:
(i) either:
(A) Excess Availability immediately prior to, and projected pro forma Excess Availability (measured as of the end of each Fiscal Month) for the twelve Fiscal Months immediately following, and after giving effect to, such transaction or payment shall be equal to or greater than twenty-five (25%) percent of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base, or
(B) (1) Excess Availability immediately prior to, and projected pro forma Excess Availability (measured as of the end of each Fiscal Month) for the twelve Fiscal Months immediately following, and after giving effect to, such transaction or payment shall be equal to or greater than fifteen (15%) percent of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base, and (2) the Consolidated Fixed Charge Coverage Ratio immediately prior to, and the projected pro forma Consolidated Fixed Charge Coverage Ratio (measured as of the end of each Fiscal Month) for the twelve (12) Fiscal Months immediately following, and after giving effect to, the proposed transaction or payment, shall be equal to or greater than 1.00:1.0, and
(ii) the Loan Parties, on a Consolidated basis, are, and will continue to be, Solvent after giving effect to such transaction or payment.

(d)	Clauses (i) and (j) of the definition of “Permitted Acquisition” are deleted in their entirety and replaced with the following:
“(i)     After giving effect to such Acquisition, the Payment Conditions shall be satisfied.”

(e)	Clause (d) of the definition of “Permitted Indebtedness” is deleted in its entirety and replaced with the following:
“(d) Without duplication of Indebtedness described in clause (f) of this definition, so long as the Payment Conditions are satisfied, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including the Alabama Capital Lease and other Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that, if requested by the Collateral Agent, the Loan Parties shall cause the holders of any such Indebtedness incurred after the Closing Date to enter into a Collateral Access Agreement;”

(f)	The definition of “Permitted Indebtedness” is amended by deleting “and” at the end of clause (n) thereof, by deleting clause (o) thereof in its entirety, and by replacing it with the following:
“(o) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party); and
(p) other unsecured Indebtedness so long as the Payment Conditions are satisfied;”

(g)	Clause (g) of the definition of “Permitted Investment” is deleted in its entirety and replaced with the following:
“(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in any other Loan Party, (iii) additional Investments by any Loan Party in Subsidiaries that are not Loan Parties so long as the Payment Conditions are satisfied, (iv) any Investment in connection with the Canadian Restructuring, and (v) any Investment in connection with the International Restructuring.”

(h)	The definition of “Permitted Investment” is amended by deleting “and” at the end of clause (m), re-lettering clause (n) as clause (o), and adding the following new clause (n) thereto:
“(n)    other Investments pursuant to the TCP Investment Policy; and”

(i)	The definitions of “Intellectual Property Security Agreement” and “Pledge Agreement” are deleted in their entirety.

(j)
The definitions of “Applicable Commitment Fee Percentage”, “Bank Products”, “Cash Management Services”, “Maturity Date”, “Security Agreement” and “Security Documents” are deleted in their entirety and replaced with the following:

“Applicable Commitment Fee Percentage” means 0.25%.
“Bank Products” means any services or facilities provided to any Loan Party by a Lender or any of its Affiliates (but excluding Cash Management Services), including, without limitation on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.
“Cash Management Services” means any cash management services or facilities provided to any Loan Party by a Lender or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.
“Maturity Date” means August 16, 2017.
“Security Agreement” means the Amended and Restated Security Agreement dated as of the Tenth Amendment Effective Date among the Loan Parties and the Collateral Agent.
“Security Documents” means the Security Agreement, the Mortgage, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

(k)	The pricing grid set forth in the definition of “Applicable Margin” is deleted in its entirety and replaced with the following:

Level	Average Excess Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to 50% multiplied by the Revolving Credit Ceiling	1.50%	0.50%	0.75%	1.00%
II	Less than 50% multiplied by the Revolving Credit Ceiling	1.75%	0.75%	0.875%	1.25%

(l)	The following new definitions are inserted in Article I of the Credit Agreement in appropriate alphabetical order:

(i)
“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

(i)
“International Restructuring” means the series of transactions described on Annex I to the International Restructuring Side Letter resulting in the organizational structure reflected in the chart attached to such Annex I.

(ii)	“International Restructuring Side Letter” means that certain letter agreement by and among the Administrative Agent and the Loan Parties dated as of October 31, 2012.

(iii)
“TCP Investment Policy” means the investment policy of the Lead Borrower as reviewed and approved annually by the audit committee of the Lead Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(iv)
“Tenth Amendment” means the Tenth Amendment to Credit Agreement dated as of December ____, 2012 by and among the Borrowers, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.

(v)	“Tenth Amendment Effective Date” means December ____, 2012.

3.	Amendments to Article VI.

(a)	Section 6.01 of the Credit Agreement, “Financial Statements.” is hereby amended by deleting clause (a) thereof and replacing it with the following:
“(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ending in January 2009), a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and consolidating statements of income or operations and Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Year, setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (i) the previous Fiscal Year and (ii) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, all in reasonable detail and prepared in accordance with GAAP, such Consolidated and (where relevant) consolidating statements to be audited and accompanied by (i) a report and unqualified opinion of BDO USA, LLP or another public accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) an opinion of such public accounting firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object and (iii) as to statements not covered by an audit, certification by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated and consolidating financial statements of the Lead Borrower and its Subsidiaries;”

(b)	Section 6.01 of the Credit Agreement, “Financial Statements.” is hereby amended by deleting clause (b) thereof and replacing it with the following:
“(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Lead Borrower, and within sixty (60) days after the end of the last Fiscal Quarter of each Fiscal Year of the Lead Borrower (or after the occurrence of an Increased Financial Reporting Event, within thirty (30) days after the end of each Fiscal Month of each Fiscal Year (except with respect to the last Fiscal Month of each Fiscal Quarter, with respect to which the applicable period for delivery shall be forty-five (45) days rather than thirty (30) days), a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter (or Fiscal Month, as applicable), the related Consolidated and consolidating statements of income or operations and Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Quarter (or Fiscal Month, as applicable), and for the portion of the Fiscal Year then ended, setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (ii) the corresponding Fiscal Quarter (or Fiscal Month, as applicable) of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and (where relevant) consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the period then ended (or as of the end of such Fiscal Month and for the period then ended, as applicable) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;”

(c)	Section 6.02 of the Credit Agreement, “Certificates; Other Information.” is amended by deleting clause (b) thereof and replacing it with the following:
“(b) concurrently with the delivery of the financial statements referred to in Section 6.01, (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, which shall include (A) a certification as to the amount, if any, of rent under any Leases, and any obligations and liabilities with respect to Taxes, that have not been timely paid, and (B) a certification as to the receipt of notice, if any, as to any obligations or liabilities with respect to utilities and/or insurance premiums that have not been timely paid. In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;”

(d)	Section 6.02 of the Credit Agreement, “Certificates; Other Information.” is amended by deleting “Wednesday” wherever it appears in clause (c) thereof and by replacing it with “Friday”.

(e)	Section 6.02 of the Credit Agreement, “Certificates; Other Information.” is amended by deleting clause (d) thereof and replacing it with the following:
“(d) Upon the request of the Administrative Agent or its auditors, appraisers, accountants, consultants or other representatives, copies of each of the Lead Borrower’s federal income tax returns, and any amendments thereto;”

(f)	Section 6.12 of the Credit Agreement, “Additional Loan Parties.” is deleted in its entirety and replaced with the following:

“6.12    Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person which is not a CFC, to (a) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (b) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations to the extent required under the Security Documents, and (c) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)). In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.”

4.	Amendments to Article VII.

(a)	Section 7.09 of the Credit Agreement, “Transactions with Affiliates”, is hereby deleted in its entirety and replaced with the following:
“7.09    Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, except for: (a) transactions that are on fair and reasonable terms, that are fully disclosed to the Administrative Agent, and that are no less favorable to the Loan Parties than would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) transactions between the Lead Borrower and Services Company in the ordinary course of business; (c) intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c), (e), (i) and (j) of the definition of Permitted Indebtedness; and (d) intercompany Investments permitted pursuant to clauses (g), (h), (i) and (m) of the definition of Permitted Investments.”

(b)	Section 7.18 of the Credit Agreement, “Foreign Transfers”, is hereby deleted in its entirety and replaced with the following:
“7.18    Foreign Transfers. Permit the Loan Parties located within the United States to make intercompany transfers outside the ordinary course of business to their Affiliates outside the United States unless Payment Conditions are satisfied.”

5.	Amendment to Schedules. The Schedules to the Credit Agreement are amended and restated by incorporating the Amended and Restated Schedules to the Credit Agreement attached as Exhibit A hereto.

6.	Ratification of Loan Documents; Waiver of Claims.

(a)
Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)
Each of the Loan Parties hereby acknowledges and agrees that there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

(c)
Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents or any Lender, or their respective affiliates, predecessors, successors, or assigns, or their respective officers, directors, employees, attorneys, or representatives, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Tenth Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES the Agents and each Lender and their respective officers, directors, employees, attorneys, representatives, affiliates, predecessors, successors, and assigns from any liability therefor.

7.	Conditions to Effectiveness. This Tenth Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a)	The Administrative Agent shall have received counterparts of this Tenth Amendment duly executed and delivered by each of the parties hereto.

(b)
All corporate and shareholder action on the part of the Loan Parties and all consents and approvals necessary for the valid execution, delivery and performance by the Loan Parties of this Tenth Amendment and the Joinder Documents shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

(c)
TCP International IP Holdings, LLC, TCP International Product Holdings, LLC and the Loan Parties shall have delivered to the Administrative Agent, a duly executed Joinder Agreement, in the form of Exhibit B hereto (together with each deliverable due thereunder) and TCP International IP Holdings, LLC, TCP International Product Holdings and the Loan Parties shall have otherwise complied with Section 6.12 of the Credit Agreement to the reasonable satisfaction of the Administrative Agent (the “Joinder Documents”).

(d)	The Administrative Agent shall have received a fully executed Amended and Restated Security Agreement, in the form of Exhibit C hereto.

(e)
The Administrative Agent shall have received a written legal opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Collateral Agent and the other Credit Parties, covering such matters relating to this Tenth Amendment, the Joinder Documents, the Amended and Restated Security Agreement and/or the transactions contemplated thereby, as the Administrative Agent may reasonably request.

(f)	After giving effect to this Tenth Amendment, no Default or Event of Default shall have occurred and be continuing.

(g)
There shall be no material misstatements in the materials furnished by the Loan Parties to the Agent or the Lenders prior to closing of this Tenth Amendment, or in representations or warranties of the Loan Parties made in the Credit Agreement. The Agent shall be satisfied that any financial statements delivered to it fairly present the business and financial condition of the Borrowers and their Subsidiaries, taken as a whole, as of the date thereof and for the periods covered thereby, and that there has been no material adverse change in the assets, business, financial condition or income of the Borrowers and their subsidiaries, taken as a whole, since the date of the most recent Financial Statements delivered to the Agent. The Agent shall be satisfied that any projections delivered to it represent the Borrowers’ good faith estimate of their future financial performance and were prepared on the basis of assumptions believed by the Borrowers to be fair and reasonable in light of current business conditions at the time such projections were prepared.

(h)	All fees payable to the Agents and the Lenders on or before the Tenth Amendment Effective Date shall have been paid.

(i)
The Agent shall have been reimbursed by the Loan Parties for all reasonable costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution, and delivery of this Tenth Amendment and related documents. The Loan Parties hereby acknowledge and agree that the Administrative Agent may charge the Loan Account to pay such costs and expenses.

8.	Termination of Pledge Agreement and Intellectual Property Security Agreement. As of the Tenth Amendment Effective Date:

(a)
the Pledge Agreement shall automatically terminate and be of no further force and effect (except with respect to such provisions as expressly survive the termination thereof) and, within ten (10) Business Days after the Tenth Amendment Effective Date, the Administrative Agent shall deliver to the Lead Borrower (at the Lead Borrower's expense), without recourse, representation or warranty, (i) all certificates representing Pledged Collateral (as defined in the Pledge Agreement), (ii) all stock powers and other instruments of transfer previously delivered to the Administrative Agent in connection therewith and (iii) all UCC termination statements, releases and similar documents that the Lead Borrower shall reasonably request to evidence such termination.

(b)
the Intellectual Property Security Agreement shall automatically terminate and be of no further force and effect (except with respect to such provisions as expressly survive the termination thereof) and, within ten (10) Business Days after the Tenth Amendment Effective Date, the Administrative Agent shall deliver to the Lead Borrower (at the Lead Borrower's expense), without recourse, representation or warranty, (i) such documents and instruments as the Lead Borrower shall reasonably request for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office to terminate of record the assignments and security interests created by the Intellectual Property Security Agreement and (iii) all UCC termination statements, releases and similar documents that the Lead Borrower shall reasonably request to evidence such termination.

9.
Release of Guarantor. Upon the execution of this Tenth Amendment, TCP IH I, LLC shall be automatically released from its obligations under the Credit Agreement, the Facility Guaranty and the other Loan Documents, and within ten (10) Business Days after the Tenth Amendment Effective Date, the Administrative Agent shall deliver to the Lead Borrower (at the Lead Borrower's expense), without recourse, representation or warranty, all UCC termination statements, releases and similar documents that the Lead Borrower shall reasonably request to evidence such release.

10.	Miscellaneous.

(a)
This Tenth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Tenth Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Tenth Amendment.

(b)
This Tenth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this Tenth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Tenth Amendment.

(d)
The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Tenth Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this Tenth Amendment.

(e)	THIS TENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Tenth Amendment to be executed and their seals to be hereto affixed as of the date first above written.
THE CHILDREN’S PLACE RETAIL STORES, INC., as Lead Borrower and as a Borrower
By: /s/ Michael Scarpa
Name:    Michael Scarpa
Title:     Executive Vice President, Chief Financial     Officer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a Borrower
By: /s/ Michael Scarpa
Name:    Michael Scarpa

Title:	Executive Vice President, Chief Financial Officer
THE CHILDRENSPLACE.COM, INC., as a Guarantor
By: /s/ Michael Scarpa
Name:    Michael Scarpa

Title:	Executive Vice President, Chief Financial Officer
THE CHILDREN’S PLACE INTERNATIONAL, LLC, as a Guarantor
By: /s/ Michael Scarpa
Name:    Michael Scarpa

Title:	Executive Vice President, Chief Financial Officer
THE CHILDREN’S PLACE CANADA HOLDINGS, INC., as a Guarantor
By: /s/ Michael Scarpa
Name:    Michael Scarpa

Title:	Executive Vice President, Chief Financial Officer

TCP IH II, LLC, as a Guarantor
By: /s/ Michael Scarpa
Name:    Michael Scarpa

Title:	Executive Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent, Collateral Agent, Swing Line Lender and as a Lender

By: /s/ Michele Ayou
Name: Michele Ayou
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender
By: /s/ Kathleen Dimak
Name: Kathleen Dimak
Title: Managing Director

HSBC BANK (USA), N.A., as a Lender

By: /s/ Alan Zinser
Name: Alan Zinser
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Nisha Gupta
Name: Nisha Gupta
Title: Authorized Officer

EXHIBIT A

Amended and Restated Schedules to Credit Agreement

EXHIBIT B

Form of Joinder Agreement

EXHIBIT C

Form of Amended and Restated Security Agreement